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                                                                      EXHIBIT 12

                               DELPHI CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                         YEAR ENDED DECEMBER 31,
                                                                       ----------------------------------------------------------
                                                                         2004       2003          2002          2001       2000
                                                                       --------   --------      --------      --------   --------
                                                                                         (DOLLARS IN MILLIONS)
(Loss) income before income taxes, minority interest, and equity
  income .........................................................     $   (722)  $   (116)     $    437      $   (664)  $  1,213
Cash dividends received from non-consolidated affiliates and other            3        (21)           (7)            1          1
Portion of rentals deemed to be interest .........................           63         53            51            48         47
Interest and related charges on debt .............................          232        211           210           250        210
                                                                       --------   --------      --------      --------   --------
       Earnings available for fixed charges ......................     $   (424)  $    127      $    691      $   (365)  $  1,471
                                                                       ========   ========      ========      ========   ========

Fixed charges:
  Portion of rentals deemed to be interest .......................     $     63   $     53      $     51      $     48   $     47
  Interest and related charges on debt ...........................          232        211           210           250        210
                                                                       --------   --------      --------      --------   --------
       Total fixed charges .......................................     $    295   $    264      $    261      $    298   $    257
                                                                       ========   ========      ========      ========   ========

    Ratio of earnings to fixed charges ...........................          N/A        N/A           2.6           N/A        5.7
                                                                                                ========                 ========

         Fixed charges exceeded earnings by $719 million, $137 million and $663 million for the years ended December 31, 2004, 2003 and 2001, respectively resulting in a ratio of less than one.